EXHIBIT 10.1
AK STEEL CORPORATION
OMNIBUS MANAGEMENT INCENTIVE PLAN
(As of May 25, 2017)
I.         Purposes
The purposes of the AK Steel Corporation Omnibus Management Incentive Plan are to retain and motivate the Officers and other employees of the Company and its subsidiaries who have been designated to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period.
The Plan is a payroll practice intended to motivate selected employees and it is not intended to be an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the Plan shall be interpreted, administered and enforced to the extent possible in a manner consistent with that intent. It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any Awards hereunder shall be so interpreted and construed to the maximum extent possible. Any obligations under the Plan shall be the joint and several obligations of the Company, AK Steel Corporation, and each of their respective subsidiaries and affiliates. Capitalized terms used herein have the definitions given them in Section II.
The Company previously established incentive plans known as the AK Steel Corporation Management Incentive Plan and the AK Steel Corporation Long-Term Performance Plan. On March 16, 2017, the Board of Directors of the Company adopted this Plan, subject to the approval of the Company’s stockholders, to take effective January 1, 2018. The terms and conditions of the Management Incentive Plan and Long-Term Performance Plan continue in effect with respect to performance periods commenced prior to the effective date of this new Omnibus Management Incentive Plan.
II.         Definitions
“Annual Base Salary” shall mean for any Participant an amount equal to the actual base salary paid during the year, or base salary in effect at the beginning of the applicable Performance Period, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.
“Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (a) the 90th day after the commencement of the Performance Period and (b) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or U.S. Treasury regulations promulgated thereunder.

“Award” shall mean an award to which a Participant may be entitled under the Plan if the performance goals for a Performance Period are satisfied. An Award may be expressed as a fixed cash amount or pursuant to a formula that is consistent with the provisions of the Plan.
“Award Agreement” means the agreement or other writing that sets forth the terms and conditions of each Award, including any amendment or modification thereof. A Participant is bound by the terms of an Award Agreement and this Plan by reason of accepting the benefits of the Award.
“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
“Board” shall mean the Board of Directors of the Company.
“Change of Control” shall be deemed to have occurred if:

(i)
any person (other than a trustee or other fiduciary holding securities under an employee benefit plan in which employees of the Company participate) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(ii)
during any period of two (2) consecutive years individuals who at the beginning of such period constitute the Board, including for this purpose any new Director of the Company (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this definition) whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(iii)
there is a merger or consolidation of the Company with any other corporation (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, at least fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation) or there is a complete liquidation of the Company or sale or disposition by the Company of all or substantially all of the Company’s assets.

“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Management Development and Compensation Committee of the Board, or such other committee designated by the Board that consists solely of two or more members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act.
“Company” shall mean AK Steel Holding Corporation., a Delaware corporation, and any successor thereto.
“Equity Plan” shall mean the AK Steel Holding Corporation Stock Incentive Plan or any successor equity plan or plans.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Executive Management Committee” shall consist of the Company’s Chief Executive Officer, President, Vice President - Human Resources, and such other individuals as may be designated from time to time by the Chief Executive Officer.
“Participant” shall mean an Officer or other employee of the Company or any of its subsidiaries who is designated by the Committee or the EMC to participate in the Plan for a Performance Period, in accordance with Article III.
“Performance Period” shall mean any period for which performance goals are established pursuant to Article IV. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

“Plan” shall mean this Omnibus Management Incentive Plan, as it may be amended from time to time.

“Retires” or “Retirement” shall mean termination of employment with the Company or any subsidiary of the Company with eligibility to immediately commence to receive a pension under the Company’s noncontributory defined benefit pension plan as in effect on the Employee’s termination date, or termination of employment with the Company or any subsidiary of the Company after: (1) completion of at least 30 years of employment with the Company; (2) attainment of age 60 and completion of at least 5 years of employment with the Company; or (3) attainment of age 55 and completion of at least 10 years of employment with the Company.
III.         Administration
3.1.       General.   The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and Awards granted hereunder (including, without limitation, in each case reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.
3.2.       Powers and Responsibilities.   The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1 or elsewhere within the Plan.

(a)	to designate within the Applicable Period the Participants for one or more Performance Periods;

(b)
to certify in writing prior to the payment with respect to any Award that the performance goals for the applicable Performance Period and other material terms applicable to the Award have been satisfied;

(c)
subject to Section 409A of the Code, to determine whether, and under what circumstances and subject to what terms, any Award is to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(d)
to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

 3.3.       Delegation of Power.   The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer, President, and Vice President, Human Resources (the Executive Management Committee or EMC) or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person subject to the reporting requirements of Section 16 of the Exchange Act or who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, only the Committee shall be permitted to (a) designate such person to participate in the Plan for such Performance Period, (b) establish performance goals and Awards for such person, or (c) certify the achievement of such performance goals.
IV.         Performance Goals
The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals (the outcome of which, when established, shall be substantially uncertain) for each Participant or for any group of Participants (or both). To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: net sales; net revenue; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus and excluding special unusual, and extraordinary items); net earnings; earnings per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings or loss (including without limitation earnings or loss before interest and/or taxes, or earnings before interest, taxes, depreciation and/or amortization, including without limitation, in each case, subject to specified adjustments and as applied as a ratio to revenue or other measures or on a per ton or other per unit basis); economic value-added models or equivalent metrics; economic profit; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including without limitation cash, inventory and accounts receivable; operating margin; gross margin; cash margin; year-end cash; debt reduction; shareholder equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; research and innovation achievements; regulatory achievements (including without limitation submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing inspections); safety achievements, including without limitation those related to injuries and injury rates, accidents and other safety-related metrics; objectives related to environmental or sustainability metrics, including without limitation objectives relating to compliance under environmental permits (whether related to air, water or other objective metrics), environmental audit performance, or environmental-related events such as deviations, exceedances, violations, releases and the like; quality objectives, including without limitation metrics related to internal retreats, internal rejects, customer claims, process loss and similar quality-related measurements; financial ratios, including without limitation those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including without limitation sales of the Company's equity or debt securities; factoring transactions; sales or licenses of the company's assets, including without limitation its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Committee may provide in the case of any Award intended to qualify for such exception that one or more of the foregoing performance measures applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, special, unusual, extraordinary or infrequent events, realized investment gains or losses, acquisitions or dispositions, asset write downs, litigation or claim judgments or settlements, discontinued operations, business interruption events, reserve changes, catastrophes, tax law or accounting changes and restructuring expenses) occurring during the Performance Period that affect the applicable performance goal or goals; accordingly, performance measures based on one or more financial metrics may be established on a GAAP or adjusted GAAP basis. Performance measures may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries, business segments, plants, locations, departments or other operating units. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices.
With respect to Participants who are “covered employees” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, are likely to be covered employees at any time during the applicable Performance Period or during any period in which an Award may be paid following the Performance Period, the performance goals shall be set by the Compensation Committee within the Applicable Period, and shall otherwise comply with the requirements of Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.
With respect to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, the performance goals established for the Performance Period may consist of any objective or subjective corporate-wide or business unit, division, subsidiary, business segment, plant, location, department, operating unit or individual measures, whether or not listed in this Plan, and such performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time.
V.         Terms of Awards
5.1.       Performance Goals and Targets; Determination of Awards. At the time one or more performance goals are established for one or more Performance Periods, the Committee also shall establish in writing an Award opportunity for each Participant or group of Participants, which shall be based on the achievement of such specified performance goals for each such Performance Period. The amount payable to a Participant upon achievement of the applicable performance goals shall be expressed in terms of an objective formula or standard, including a fixed cash amount, the allocation of a bonus pool or a percentage of the Participant’s Annual Base Salary. The Committee reserves the discretion to reduce or increase the amount of any payment with respect to any Award that would otherwise be made to any Participant pursuant to the performance goals established in accordance with Article IV, and may exercise such discretion based on the extent to which any other performance goals are achieved, regardless of whether such performance goals are set forth in this Plan or are assessed on an objective or subjective basis. With respect to each Award, the Committee may establish terms regarding the circumstances in which a Participant will be entitled to payment notwithstanding the failure to achieve the applicable performance goals or targets.

5.2.       Payments.   Unless otherwise determined by the Committee, payment of an Award is subject to the Participant’s continuous employment with the Company until the applicable payment date. As established by the Committee, payment of Awards shall be made in (i) cash, (ii) Company common stock or stock units under the Equity Plan or (iii) a combination of (i) and (ii), in each case subject to such restrictions as the Committee shall determine; provided, however, that the timing of such payments shall in all instances either (A) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (B) comply with Section 409A of the Code and provided, further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture.
5.3.       Maximum Awards.   No Participant shall receive a payment under the Plan with respect to any Performance Period of one year having a value in excess of $5 million; provided, however, that (i) such maximum amount shall be proportionately adjusted with respect to Performance Periods that are less than or greater than one year in duration, and (ii) if there are two or more Performance Periods that commence during any calendar year, in no event shall the aggregate amount payable to any Participant with respect to all such Performance Periods commencing in such calendar year exceed $10 million.
VI.         General
6.1.       Effective Date.   The Plan was adopted by the Board on March 16, 2017 and shall become effective January 1, 2018, subject to stockholder approval. For purposes of clarity, the terms and conditions of the Management Incentive Plan and Long-Term Performance Plan, each as amended from time to time, continue in effect with respect to performance periods commenced prior to the effective date of this Omnibus Management Incentive Plan.
6.2.       Amendments and Termination.   The Board may amend the Plan as it shall deem advisable, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code; provided, however, that no amendment may materially impair the rights of a Participant with respect to an outstanding Performance Period without the consent of the Participant. The Board may terminate the Plan at any time.
6.3.       Non-Transferability of Awards.   No Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process, except as permitted by the laws of descent and distribution. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Award, such Award and all rights thereunder shall immediately become null and void.
6.4.       Tax Withholding.   The Company shall have the right to withhold from the payment of any Award hereunder or require prior to the payment of any amount pursuant to an award, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award.
6.5.       No Right of Participation or Employment.   No person shall have any right to participate in the Plan. Neither the Plan nor any Award made hereunder shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.6. Termination of Employment. If during a Performance Period a Participant dies, becomes totally and permanently disabled, or Retires, the Participant (or his estate in the case of death) shall be entitled under this Plan to a prorated Award, if any, based on his or her period of participation during such Performance Period. If during a Performance Period a participant’s employment with the Company involuntarily terminates for any reason other than for cause, the Participant may receive, in the sole discretion of the Committee or the EMC, a prorated Award, if any, based on his or her participation during such Performance Period. If a Participant is terminated for cause, as cause may be defined by the Committee or the EMC, or if a Participant voluntarily terminates before any Award is paid, no Award shall be paid under the Plan. Payments made pursuant to this Section shall be made at the time they are made to participants employed by the Company.
6.7.       Awards are Subject to Company’s Clawback Policy.   All Awards granted under the Plan will be subject to deduction, forfeiture, recoupment or similar requirement in accordance with any clawback or similar policy that may be implemented by the Company from time to time, including such policies that may be implemented after the date an Award is granted, pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, or other agreement or arrangement with a Participant.
6.8 Change of Control Election. Subject to the requirements of Section 409A of the Code, if applicable, and unless otherwise provided in an Award Agreement, upon the occurrence of a Change of Control:

(a)
the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award;

(b)
outstanding Awards which are not assumed or otherwise continued by the Acquiror shall accelerate and become fully vested effective immediately prior to, but contingent upon, the consummation of the Change in Control, and thereafter, all Awards which become vested as a result of this sentence shall terminate to the extent not exercised or selected as of the date of the Change in Control; and

(c)
any Awards which are assumed, continued, or substituted for pursuant to clause (a) above shall become fully vested upon a qualifying termination of employment that occurs in connection with or following such Change in Control, pursuant to the terms set forth in the applicable Award Agreement.

6.9.       Governing Law.   The Plan and each Award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
6.10.       Other Plans.   Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (a) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s shareholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.11.       Binding Effect.   The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2.
6.12.       Unfunded Arrangement.   The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

AK STEEL HOLDING CORPORATION
AK STEEL CORPORATION

By:     /s/ Joseph C. Alter

Joseph C. Alter, Vice President,
General Counsel and Corporate Secretary

Adopted March 16, 2017